Exhibit 99.1

Date:	July 22, 2010	NEWS RELEASE

For Release:	IMMEDIATELY
Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000

Contact:	William R. Sperry
HUBBELL REPORTS SECOND QUARTER RESULTS;
NET SALES OF $646.4 MILLION AND EARNINGS PER DILUTED SHARE OF $0.95
SHELTON, CT. (July 22, 2010) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2010.
Net sales in the second quarter of 2010 were $646.4 million, an increase of 11% compared to the $584.2 million reported in the second quarter of 2009. Operating income was $93.5 million, or 14.5% of net sales, compared to $66.6 million, or 11.4% of net sales, for the comparable period of 2009. Net income in the second quarter of 2010 was $57.6 million versus $39.4 million reported in the second quarter of 2009. Earnings per diluted share were $0.95 in the second quarter of 2010 compared to $0.70 reported in the second quarter of 2009. Free cash flow (defined as cash flow from operations less capital expenditures) was $58.0 million in the second quarter of 2010 versus $101.4 million reported in the comparable period of 2009.
For the first six months of 2010, net sales were $1.217 billion, an increase of 4% compared to the same period last year. Operating income was $159.2 million, or 13.1% of net sales, compared to $123.9 million, or 10.6% of net sales, for the comparable period of 2009. Net income in the first six months of 2010 was $96.2 million, an increase of 31% compared to the $73.2 million reported in the first six months of 2009. Earnings per diluted share were $1.59 or 22% above the $1.30 reported for the comparable period of 2009. Free cash flow was $70.8 million compared to $140.0 million reported in the first six months of 2009.

OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “I am very pleased with our second quarter performance. Our overall reported sales increased 11%, including the Burndy acquisition which added 9% to net sales in the quarter. Our organic volume was up slightly compared to the prior year as we overcame weaker demand for our non-residential construction products with increased demand for industrial and residential products. From a profitability perspective, our results were very strong with operating margin of 14.5%, up 310 basis points compared to 2009. The margin improvement was due to productivity improvements, including improved factory utilization while the net impact of commodity costs and pricing continued to be negative. The results in the quarter reflect Hubbell’s ongoing commitment to further improving profitability.”
Mr. Powers added “The trends in our end markets were slightly better than expected. In our Electrical segment, U.S. non-residential construction remained weak as expected while increased demand in the renovation, relight and controls markets provided some offset. The industrial maintenance and repair markets have improved and we experienced strong volume increases in our businesses that serve these markets. The residential market was stronger year-over-year aided by the Federal Housing Tax Credit and historically low mortgage rates. In our Power segment, spending for distribution products improved while demand for transmission products was slower due to project delays.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on second quarter results in 2010 and 2009.
Electrical segment net sales in the second quarter of 2010 were $458.4 million compared to $397.0 million reported in the second quarter of 2009. The Burndy acquisition added 13% to sales in the second quarter of 2010. In addition, increased sales of industrial and residential products were offset by weaker demand in the commercial and industrial lighting markets. Compared to the second quarter of 2009, operating income increased 96% to $61.1 million, or 13.3% of net sales. The increase in operating income was due to productivity improvements, including improved factory utilization, the Burndy contribution and lower restructuring costs.

Page -2-

Hubbell’s Power segment net sales in the second quarter of 2010 were $188.0 million compared to $187.2 million reported in the second quarter of 2009. The slight increase was due to improved demand for distribution products as the combination of reduced inventory levels and the anticipation of a more active storm season drove distributor restocking. Operating income decreased to $32.4 million compared to $35.4 million reported in the second quarter of 2009. The decrease in operating income was primarily due to unfavorable price and commodity costs and facility consolidation costs largely offset by productivity improvements.
SUMMARY & OUTLOOK
Mr. Powers concluded “The first half results were above our expectations. Overall, our end markets were slightly better than expectations while commodity cost increases in excess of pricing actions caused some headwind. Nevertheless, our productivity efforts over the past eighteen months have driven impressive operating margin expansion. I am very proud of the organizations’ efforts to deliver an ever more efficient model of lean operations. Looking ahead, we now expect our overall sales for the full year 2010 to be up in the mid-single digit range compared to 2009, inclusive of Burndy’s contribution, due to a more modest decline in non-residential construction driven by spending in the public sector and increased activity in the renovation, relight and controls markets. In addition, we are seeing improved demand for our industrial products. We continue to expect the pricing environment to remain competitive for the remainder of the year. While we have announced several price increases in many of our businesses we still expect the net impact of commodity costs and pricing to be negative for 2010. However, our productivity efforts are on target and are expected to be a key driver of expanding our operating margins by at least 100 basis points in 2010.”

Page -3-

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2009.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2009 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.

Page -4-

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net Sales	$646.4	$584.2	$1,216.9	$1,169.8
Cost of goods sold	435.4	410.0	830.2	828.6

Gross Profit	211.0	174.2	386.7	341.2
Selling & administrative expenses	117.5	107.6	227.5	217.3

Operating income	93.5	66.6	159.2	123.9
Operating income as of % of Net sales	14.5%	11.4%	13.1%	10.6%
Interest expense, net	(7.5)	(7.6)	(15.1)	(15.3)
Other expense, net	(0.5)	(1.2)	(1.0)	(1.0)

Income before income taxes	85.5	57.8	143.1	107.6
Provision for income taxes	27.6	18.2	46.2	33.9

Net income	$57.9	$39.6	$96.9	$73.7
Less: Net income attributable to noncontrolling interest	0.3	0.2	0.7	0.5

Net income attributable to Hubbell	$57.6	$39.4	$96.2	$73.2

Earnings Per Share:
Basic	$0.96	$0.70	$1.60	$1.30
Diluted	$0.95	$0.70	$1.59	$1.30

Page -5-

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	June 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$287.8	$258.5
Short-term investments	2.4	2.6
Accounts receivable, net	371.7	310.1
Inventories, net	276.5	263.5
Deferred taxes and other	86.1	85.8

TOTAL CURRENT ASSETS	1,024.5	920.5

Property, plant and equipment, net	361.5	368.8
Investments	35.7	25.5
Goodwill	740.6	743.7
Intangible assets and other	396.8	406.0

TOTAL ASSETS	$2,559.1	$2,464.5

LIABILITIES AND EQUITY

Short-term debt	$3.4	$—
Accounts payable	168.8	130.8
Accrued salaries, wages and employee benefits	55.7	62.8
Accrued insurance	53.3	49.3
Dividends payable	21.6	20.9
Other accrued liabilities	143.0	154.7

TOTAL CURRENT LIABILITIES	445.8	418.5

Long-term debt	500.6	497.2
Other non-current liabilities	248.1	246.8

TOTAL LIABILITIES	1,194.5	1,162.5

Hubbell Shareholders’ Equity	1,360.6	1,298.2
Noncontrolling interest	4.0	3.8

TOTAL EQUITY	1,364.6	1,302.0

TOTAL LIABILITIES AND EQUITY	$2,559.1	$2,464.5

Page -6-

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30
	2010	2009

Cash Flows From Operating Activities
Net income attributable to Hubbell	$96.2	$73.2
Depreciation and amortization	36.8	34.4
Stock-based compensation expense	4.5	4.0
Deferred income taxes	3.2	6.6
Changes in working capital	(51.9)	34.1
Contributions to defined benefit pension plans	(1.7)	(1.6)
Other, net	6.0	3.0

Net cash provided by operating activities	93.1	153.7

Cash Flows From Investing Activities
Capital expenditures	(22.3)	(13.7)
Acquisition of businesses, net of cash acquired	—	(0.3)
Net change in investments	(9.2)	(1.1)
Other, net	1.1	1.6

Net cash used in investing activities	(30.4)	(13.5)

Cash Flows From Financing Activities
Short-term debt borrowings	3.4	—
Payment of dividends	(42.4)	(39.4)
Payment of dividends to noncontrolling interest	(0.5)	—
Acquisition of common shares	(2.9)	—
Proceeds from exercise of stock options	10.0	0.4
Other, net	2.2	—

Net cash used in financing activities	(30.2)	(39.0)

Effect of foreign exchange rate changes on cash and cash equivalents	(3.2)	2.7

Increase in cash and cash equivalents	29.3	103.9
Cash and cash equivalents
Beginning of period	258.5	178.2

End of period	$287.8	$282.1

Page -7-

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Net Sales
Electrical	$458.4	$397.0	$867.7	$799.5
Power	188.0	187.2	349.2	370.3

Total Net Sales	$646.4	$584.2	$1,216.9	$1,169.8

Operating Income
Electrical	$61.1	$31.2	$101.2	$58.9
Power	32.4	35.4	58.0	65.0

Total Operating Income	$93.5	$66.6	$159.2	$123.9

Operating Income as a % of Net Sales
Electrical	13.3%	7.9%	11.7%	7.4%
Power	17.2%	18.9%	16.6%	17.6%
Total	14.5%	11.4%	13.1%	10.6%

Page -8-

HUBBELL INCORPORATED
Earnings Per Share Calculation
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Numerator:
Net income attributable to Hubbell	$57.6	$39.4	$96.2	$73.2
Less: Earnings allocated to participating securities	0.2	0.2	0.4	0.3

Net income available to common shareholders	$57.4	$39.2	$95.8	$72.9

Denominator:
Average number of common shares outstanding	59.8	56.2	59.7	56.2
Potential dilutive shares	0.4	0.1	0.4	0.1

Average number of diluted shares outstanding	60.2	56.3	60.1	56.3

Earnings per Share:
Basic	$0.96	$0.70	$1.60	$1.30
Diluted	$0.95	$0.70	$1.59	$1.30

Page -9-

HUBBELL INCORPORATED
Ratios of Total Debt to Total Capital and Net Debt to Total Capital
(in millions)

	June 30, 2010	December 31, 2009
Total Debt	$504.0	$497.2
Total Hubbell’s Shareholders’ Equity	1,360.6	1,298.2

Total Capital	$1,864.6	$1,795.4

Total Debt to Total Capital	27%	28%

Total Debt	$504.0	$497.2
Less: Cash and cash equivalents	(287.8)	(258.5)
Investments	(38.1)	(28.1)

Net Debt	$178.1	$210.6

Net Debt to Total Capital	10%	12%
Free Cash Flow Reconciliation

	Six Months Ended June 30
	2010	2009

Net cash provided by operating activities	$93.1	$153.7
Less: Capital Expenditures	(22.3)	(13.7)

Free cash flow	$70.8	$140.0

Page -10-